EXHIBIT 99.1

Hooker Furniture Corporation Exceeds Pre-Pandemic Growth Pace With Sales, Profitability Gains and Brisk Demand in First Quarter

MARTINSVILLE, Va., June 04, 2021 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $162.9 million for its fiscal 2022 first quarter ended May 2, 2021, a $58.3 million, or 56%, increase compared to the year-ago period.

Net income for the first quarter was $9.4 million, or $0.78 per diluted share. Both the quarterly revenues and net income represent record-high sales and earnings for the company’s fiscal first quarter.

“We’re pleased to have surpassed our goal to return to the growth trajectory we were on prior to the global pandemic and economic downturn,” said Jeremy Hoff, chief executive officer.

“While we expected a sizable sales improvement over last year’s first quarter when the pandemic-driven economic downturn began in mid-to-late-March, our results this quarter also represent a strong improvement over the first quarter of fiscal 2020,” Hoff said. “Compared to the first quarter two years ago, sales are up 20%, profitability has improved significantly in all segments and incoming order rates are more than double our historical norms,” Hoff said.

“I’m especially proud of our team in delivering this strong rebound a year after the onset of the pandemic despite current industry-wide logistics challenges including higher ocean and freight transit costs, raw materials shortages and inflation,” Hoff said.

The Hooker Branded Segment led the way with an 89% sales increase compared to a year ago, while the Home Meridian and Domestic Upholstery segments both reported 46% sales increases versus the prior year period. Hoff attributes the gains to industry-wide high consumer demand for home products and dramatic improvements and expansions of product lines throughout company divisions over the past 2-3 years. In addition, “Rationalizing our product line over the last year and focusing on our best sellers has helped us maximize our shipping and production capacity,” he said.

The High Point Spring Market was officially pushed to June to accommodate travel restrictions in place earlier this year. In its place, the Hooker Branded, Home Meridian and Domestic Upholstery segments participated in a Pre-Market event in late April. Results from the Pre-Market were exceptionally strong in terms of traffic, buying activity, and reception to new product introductions. “We enjoyed record attendance at the High Point Premarket, with very positive customer response to a number of introductions including Hooker Casegoods Collections, the new brand launches of the Scott Brothers licensed collections, Commerce & Market, an accent furniture line with pricing, styling and materials to reach Millennials and Gen X, and Hooker Upholstery’s launch of the upscale motion seating Aspire brand,” Hoff said.

Consolidated operating income for the quarter was $12.2 million compared to a $45.4 million operating loss in the prior year period, which was primarily attributable to $44.3 million in non-cash impairment charges related to a write-down of goodwill and tradenames in the Home Meridian segment and goodwill in the Shenandoah division prompted by the impact of the COVID-19 downturn on our financials in the prior year period.

Segment Reporting: Hooker Branded

The Hooker Branded Segment led the way in the company’s record sales and earnings for the quarter. Net sales increased by $24.2 million, or about 90%, versus the prior year period with incoming orders nearly doubled compared to the pandemic-impacted prior year quarter. The quarter ended with backlog tripled as compared to the prior-year first quarter. Operating income for the fiscal 2022 first quarter was $9.4 million or 18.4% of net sales compared to $1.3 million or 4.9% of net sales in the prior-year first quarter.

Because much of the segment’s product line is shipped out of U.S. distribution centers and product is ordered on a consistent weekly basis, shipments exceeded our expectations despite limitations on ocean vessel space and freightliner truck availability. “With our strategy to prioritize best sellers, we maximized our ability to perform against significant operational constraints,” Hoff said. “Due to the industry-wide demand surge for home furnishings, we were able to sell through some slow-moving inventory in the favorable environment. As a result, the Hooker Branded segment remained highly profitable due to increased revenues and reduced discounting and contributed over 75% of consolidated operating profit during the quarter.”

Hoff added, “The strengthening of our product line over the past two-plus years including an expanding lifestyle collection focus and a renewed emphasis on our value proposition within our various categories has begun to significantly affect our top and bottom-line performance.”

Segment Reporting: Home Meridian

Home Meridian first quarter sales were $84.4 million, up 46% over the prior year quarter despite production challenges with Asian sources and logistics challenges. The first quarter sales increase was the result of continued strong retail demand versus weak demand during the initial weeks of the COVID-related economic shutdown in the year-ago period.

First quarter operating income in the segment was $866,000, an increase of $3.3 million over the loss recorded during the economic shutdown last year, excluding last year’s intangibles impairment charge. Operating income improvement was driven by higher sales and reductions in allowances, spending and fixed expenses, which were partially offset by higher logistics costs. “Profits for the Home Meridian segment were subdued by significant excess freight costs experienced during the first quarter. We’ve implemented freight surcharges and price increases to mitigate these excess costs, but these headwinds are expected to continue impacting results in the segment over the next several months,” Hoff said.

In general, Home Meridian’s service position improved in the quarter, as in-bound shipments replenished out-of-stock items. However ACH, Home Meridian’s ecommerce division, has struggled to return to an in-stock position after selling out of many best sellers during the early months of the pandemic.    Container availability and cargo bookings will continue to constrain service levels for the foreseeable future at Home Meridian.

Incoming orders were up 108% over the low order rate the business experienced last year during the early weeks of the pandemic. Incoming orders and backlog continue to run much higher than average, resulting from a combination of increased retail demand and on-going shipping limitations, except for our Samuel Lawrence Hospitality division, whose business continues to reflect the downturn in hotel construction and remodeling, which is now beginning to show signs of recovery.

“During the late April High Point Pre-Market event we had an extremely enthusiastic response to our new Scott Brothers Brands, Scott Living and Drew and Jonathan Home, planned for launch later this year,” Hoff said.   “We have numerous major dealers committing to buy the branded introductions as soon as we can ship them.  The June High Point Market begins tomorrow, and already we are hearing about consumers inquiring about where they can buy the Scott Brothers furnishings at retail. These dynamics bode well for these brands,” he said.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery Segment net sales increased by $7.7 million or 45.9% in the fiscal 2022 first quarter versus the prior year quarter due to significantly increased sales volume at all three divisions in the segment. Operating income for the fiscal 2022 first quarter was $1.7 million or 6.9% of net sales compared to a $16.8 million operating loss or -100.2% of net sales in the prior-year first quarter. The prior year first quarter’s operating loss was driven by a $16.4 million in non-cash intangible asset impairment charges on goodwill.

In response to the COVID-19 restrictions and reduced orders that began a year ago last March, the segment temporarily closed manufacturing plants at Bradington-Young and Shenandoah for about a month during the prior year first quarter, and Sam Moore operated at about 50% capacity. As a result, these divisions reported sales at a much lower level during that period.

“Although we are encouraged by incoming orders for the Domestic Upholstery Segment during the quarter, we started to experience foam allocation shortages and inflation of certain raw materials, such as foam, lumber, plywood, fabric and mechanisms during the second half of the first quarter,” Hoff said. “These supply chain and manufacturing constraints led to reduced production levels, which adversely impacted sales volume and operating efficiencies for much of the quarter. We expect these challenges to continue in the short term.”

Segment Reporting: All Other

All Other net sales decreased by $368,000 or 12.3% as compared to the prior year period due principally to a 17% sales decrease at H Contract, which serves the senior living retirement home industry. Operating income for the fiscal 2022 first quarter was $247,000 or 9.4% of net sales compared to $387,000 or 12.9% of net sales in the prior-year first quarter.

The senior living industry was hit particularly hard by the COVID-19 crisis and has not yet recovered. However, management believes the ongoing vaccination progress will improve conditions in the senior living industry, as H Contract’s incoming orders increased by 9.5% over the prior year first quarter, and backlog was 35% higher than the prior year quarter end.

Despite the sales decline, H Contract still contributed operating income for the quarter. Lifestyle Brands, a new business started in fiscal 2019, also reported a profit.

Cash, Debt and Inventory

“Since the end of last fiscal year, we have increased our inventory levels by over $10 million,” said Paul Huckfeldt, chief financial officer. “This increase is about evenly divided between products in transit and in the warehouses and will start to get us back in position to better service our backlog and increase our in-stock position on best sellers,” he said.

Cash and cash equivalents stood at $61.6 million at fiscal 2022 first quarter-end, a decrease of $4.2 million compared to the balance at fiscal 2021 year-end. Consolidated inventories stood at $81.5 million, compared to $70.2 million at fiscal 2021 year-end, an increase of $11.3 million and the Company remains debt-free after paying off $24.3 million of our remaining term debt in the fiscal 2021 fourth quarter. “We expect our cash balances to decrease somewhat in the coming months as strong sales continue and we build inventories to meet increased customer demand,” Huckfeldt said.

Outlook

“Our consolidated orders and backlogs are more than double historical norms as we head into the summer months,” said Hoff. “Given this strong position, we’re cautiously optimistic, considering the industry-wide supply chain, logistics and raw materials shortages and inflation. We believe we have mitigated these dynamics as much as possible through surcharges and price increases, yet these supply-side factors are unpredictable and often involve unexpected changes occurring almost daily.”

“Several macroeconomic factors provide a nice runway for growth such as the ongoing strong housing market and favorable demographics with the massive Millennial generation becoming highly engaged in household formation and home furnishing purchases. On the negative side, we expect increased competition for the consumers’ discretionary income from industries such as travel, apparel and in-person events as the COVID-19 vaccinations continue to roll out,” said Hoff.

“While we expect the extraordinary levels of demand for home furnishings to diminish somewhat, we also expect that demand for home furnishings will settle into a higher level of demand than pre-pandemic. Consumers aren’t going to fall out of love with their homes, and we are positioned to help them enhance their homes with comfortable, stylish and quality home furnishings. We believe our company is strongly positioned to win in this environment,” Hoff concluded.

Dividends

On June 3, 2021, the Company’s board of directors declared a quarterly cash dividend of $0.18 per share, payable on June 30, 2021, to shareholders of record at June 16, 2021.

Conference Call Details

Hooker Furniture will present its fiscal 2022 first quarter financial results via teleconference and live internet web cast on Friday morning, June 4, 2021 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 6963179. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2019 shipments to U.S. retailers, according to a 2020 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (2) the effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, the retail environment and our customer base; (3) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (4) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (5) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in those countries; (6) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (7) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products; (10) disruptions and damage (including those due to weather) affecting our Virginia, North Carolina or California warehouses (and our new Georgia warehouse when occupied), our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (11) risks associated with our newly leased warehouse space in Georgia, including delays in construction and occupancy and risks associated with our move to the facility, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (12) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (13) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (14) our inability to collect amounts owed to us or significant delays in collecting such amounts; (15) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (16) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (17) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (18) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (19) capital requirements and costs; (20) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (21) the cost and difficulty of marketing and selling our products in foreign markets; (22) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (23) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (24) price competition in the furniture industry; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture; and (27) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Thirteen Weeks Ended
	May 2,	May 3,
	2021	2020

Net sales	$162,861	$104,597

Cost of sales	129,279	85,944

Gross profit	33,582	18,653

Selling and administrative expenses	20,743	19,177
Goodwill impairment charges	-	39,568
Trade name impairment charges	-	4,750
Intangible asset amortization	596	596

Operating income/(loss)	12,243	(45,438)

Other income/(expense), net	4	(42)
Interest expense, net	31	208

Income/(Loss) before income taxes	12,216	(45,688)

Income tax expense/(benefit)	2,773	(10,869)

Net income/(loss)	$9,443	$(34,819)

Earnings/(Loss) per share:
Basic	$0.79	$(2.95)
Diluted	$0.78	$(2.95)

Weighted average shares outstanding:
Basic	11,833	11,798
Diluted	11,972	11,798

Cash dividends declared per share	$0.18	$0.16

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 2,	May 3,
	2021	2020

Net Income/(Loss)	$9,443	$(34,819)
Other comprehensive income (loss):
Amortization of actuarial loss	100	84
Income tax effect on amortization	(24)	(20)
Adjustments to net periodic benefit cost	76	64

Total Comprehensive Income/(Loss)	$9,519	$(34,755)

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 2,	January 31,
	2021	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$61,596	$65,841
Trade accounts receivable, net	91,336	83,290
Inventories	81,475	70,159
Prepaid expenses and other current assets	6,240	4,432
Total current assets	240,647	223,722
Property, plant and equipment, net	27,853	26,780
Cash surrender value of life insurance policies	25,935	25,365
Deferred taxes	12,400	14,173
Operating leases right-of-use assets	32,800	34,613
Intangible assets, net	25,641	26,237
Goodwill	490	490
Other assets	1,549	893
Total non-current assets	126,668	128,551
Total assets	$367,315	$352,273

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$39,589	$32,213
Accrued salaries, wages and benefits	6,084	7,136
Income tax accrual	1,536	501
Customer deposits	7,259	4,256
Current portion of lease liabilities	6,381	6,650
Other accrued expenses	2,796	3,354
Total current liabilities	63,645	54,110
Deferred compensation	11,127	11,219
Lease liabilities	27,980	29,441
Total long-term liabilities	39,107	40,660
Total liabilities	102,752	94,770

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,908 and 11,888 shares issued and outstanding on each date	53,004	53,323
Retained earnings	212,291	204,988
Accumulated other comprehensive loss	(732)	(808)
Total shareholders’ equity	264,563	257,503
Total liabilities and shareholders’ equity	$367,315	$352,273

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 2,	May 3,
	2021	2020
Operating Activities:
Net income/(loss)	$9,443	$(34,819)
Adjustments to reconcile net income to net cash
provided by operating activities:
Goodwill and intangible asset impairment charges	-	44,318
Depreciation and amortization	1,714	1,685
Deferred income tax expense	1,749	(10,045)
Non-cash restricted stock and performance awards	(319)	605
Benefit from doubtful accounts and sales allowances	(791)	(328)
Gain on life insurance policies	(439)	(571)
Changes in assets and liabilities
Trade accounts receivable	(7,255)	24,129
Inventories	(11,316)	10,763
Income tax recoverable	-	(867)
Prepaid expenses and other current assets	(2,441)	(1,468)
Trade accounts payable	7,373	(12,149)
Accrued salaries, wages and benefits	(1,053)	(1,661)
Accrued income taxes	1,035	-
Customer deposits	3,004	673
Operating lease liabilities	84	367
Other accrued expenses	(558)	(1,720)
Deferred compensation	8	12
Net cash provided by operating activities	238	18,924

Investing Activities:
Purchases of property, plant and equipment	(2,188)	(380)
Proceeds received on life insurance policies	-	673
Premiums paid on life insurance policies	(155)	(162)
Net cash (used in)/provided by investing activities	(2,343)	131

Financing Activities:
Cash dividends paid	(2,140)	(1,894)
Payments for long-term debt	-	(1,952)
Cash used in financing activities	(2,140)	(3,846)

Net (decrease)/increase in cash and cash equivalents	(4,245)	15,209
Cash and cash equivalents at the beginning of year	65,841	36,031
Cash and cash equivalents at the end of year	$61,596	$51,240

Supplemental schedule of cash flow information:
Interest paid, net	$-	$240
Income taxes (refund)/paid, net	(9)	43

Supplemental schedule of noncash investing activities:
Increase in property and equipment through accrued purchases	$3	$51
Increase/(decrease) in lease liabilities arising from obtaining right-of-use assets	6	(3)

	Table V
	HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
	NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
	(In thousands)
	Unaudited

	Thirteen Weeks Ended
	May 2,		May 3,
	2021		2020
		% Net		% Net
Net Sales		Sales		Sales
Hooker Branded	$51,339	31.5%	$27,162	26.0%
Home Meridian	84,411	51.8%	57,665	55.1%
Domestic Upholstery	24,492	15.1%	16,783	16.0%
All Other	2,619	1.6%	2,987	2.9%
Consolidated	$162,861	100.0%	$104,597	100%

Operating income/(loss)
Hooker Branded	$9,442	18.4%	$1,333	4.9%
Home Meridian	866	1.0%	(30,348)	-52.6%
Domestic Upholstery	1,688	6.9%	(16,810)	-100.2%
All Other	247	9.4%	387	13.0%
Consolidated	$12,243	7.5%	$(45,438)	-43.4%

For more information, contact:
Jeremy R. Hoff
Chief Executive Officer and Director
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949